UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2008

SJ ELECTRONICS, INC.

(Exact name of Registrant as specified in charter)

Nevada	000-52284	87-0530644
(State of Incorporation)	(Commission File No.)	(IRS Employer
Identification Number)

5F, No.166, Sinhu 2nd Road
Neihu District, Taipei City 114
Taiwan
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (011)-8862-8791-8838

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐ Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On October 14, 2008 SJ Electronics, Inc. (the “Company”) was notified by its largest lender, HSBC, that it is withdrawing the credit lines available to the Company under the factoring services and banking facilities arrangements in its entirety which withdrawal becomes effective on October 14, 2008. The accounts receivable, under the factoring services arrangements, will be held by HSBC and credited to reduce the outstanding balance of a loan that the Company has with HSBC in the amount of $6,500,000. HSBC has notified the Company that the factoring services will not be reinstated until such time as the loan is paid off.

The result of this action will be to negatively impact the Company’s revenue and net income for the year ending December 31, 2008 and the Company’s ability to finance its operations.

To address its current needs in the working capital financing, the Company is attempting to negotiate with its major customers new payment terms under which all the shipments to these customers will be paid in cash within 30 days after a shipment date instead of previous payment terms which required payment up to 120 days after a shipment date. Under the terms being negotiated, the Company will pay to such customers interest at an agreed upon rate for the time period between their payment and 120 days after shipment.

As a result of the action taken by HSBC, the Company has been unable to meet all of its payroll obligations and lacks sufficient liquidity to continue its operations on the same scale as in the past. The Company is currently scaling back its operations in an effort to continue its business. If the Company is unable to pay the back wages it owes, as well as other employment taxes and employee welfare payments, it is at risk of having its operations shut down by the PRC government.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SJ Electronics, Inc.

October 20, 2008	By:	/s/ Agatha Shen
Agatha Shen
Chairman and CFO